Exhibit (23)




                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ennis Business Forms, Inc.


We consent to the incorporation by reference in the registration statement (No. 2-81124) on Form S-8 of Ennis Business Forms, Inc. of our reports dated April 15, 1999, relating to the consolidated balance sheets of Ennis Business Forms, Inc. and subsidiaries as of February 28, 1999 and 1998 and the related statements of earnings and cash flows and related financial statement schedule for each of the years in the three-year period ended February 28, 1999, which reports appears in or are incorporated by reference in the 1999 annual report on Form 10-K of Ennis Business Forms, Inc.



                                   KPMG LLP


Dallas, Texas
May 28, 1999